UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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GoDaddy Inc.

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GODADDY INC.
14455 N. Hayden Road
Scottsdale, Arizona 85260
SUPPLEMENT TO PROXY STATEMENT FOR THE
2017 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD WEDNESDAY, JUNE 7, 2017
This proxy statement supplement, dated May 10, 2017, or this Supplement, supplements the definitive proxy statement, which we refer to as the Proxy Statement, of the Board of Directors, or the Board, of GoDaddy Inc., or the Company, filed with the Securities and Exchange Commission , or the SEC, on April 25, 2017 and relating to the 2017 Annual Meeting of Stockholders, or the Annual Meeting, to be held on Wednesday, June 7, 2017 at 8:00 a.m. PDT, at The Westin Kierland Resort & Spa (Mapmakers Conference Room), located at 6902 E. Greenway Parkway, Scottsdale, AZ 85254.
Controlled Company
The purpose of this Supplement is to provide additional information with respect to our status as a “controlled company” under the New York Stock Exchange, or the NYSE, corporate governance standards. On May 10, 2017, funds affiliated with Kohlberg Kravis Roberts & Co. L.P. , Technology Crossover Ventures and Silver Lake Partners, which we refer to collectively as our Sponsors, and YAM Special Holdings, Inc. , or YAM, an entity owned by our founder, Bob Parsons, sold 27,615,000 shares of our Class A common stock in a registered secondary offering. Additionally, Desert Newco, LLC, or Desert Newco, repurchased from our Sponsors and YAM an aggregate of 7,344,840 limited liability company units of Desert Newco (together with a corresponding number of shares of the Company’s Class B common stock). As a result of the offering and repurchase, our Sponsors and YAM now control approximately 46.2% of the combined voting power of our outstanding common stock. As a result, we are no longer a “controlled company” within the meaning of the NYSE listing standards and will be required to commence compliance with additional NYSE corporate governance standards, including: that a majority of our Board consists of “independent directors,” as defined under the rules of the NYSE; that the compensation of our executive officers be determined, or recommended to our Board for determination, by majority vote of the independent directors or by a compensation committee comprised solely of independent directors; and that director nominees be selected, or recommended to our Board for selection, by majority vote of the independent directors or by a nominating committee comprised solely of independent directors.
Our Board has undertaken a review of the independence of each of our directors. Based on information provided by each director concerning his or her background, employment and affiliations, our Board has determined that Messrs. Kimball, Wittlinger, Chen, Mondre, Sharples, Robel and Park and Ms. Rafael do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE. In making these determinations, our Board considered the current and prior relationships that each of these directors has with our Company and all other facts and circumstances our Board deemed relevant in determining their independence. Accordingly, a majority of our Board currently consists of “independent directors” as defined by the NYSE, and our Audit and Finance Committee already consisted solely of independent directors under current NYSE listing standards and SEC rules and regulations, including Rule 10A-3(b)(1)(iv) of the Securities Exchange Act of 1934 as amended. We expect to take advantage of phase-in provisions that permit our Compensation Committee and Nominating and Corporate Governance Committee to consist of a majority of independent directors during the year following loss of controlled company status. We intend to have fully independent Compensation Committee and Nominating and Corporate Governance Committee within a year.
Additional Information
Stockholders who have already submitted proxies for the Annual Meeting may revoke them, or if they wish to change their vote they may do so by (i) entering a new vote by Internet, in person or by telephone, (ii) returning a later-dated proxy card, (iii) notifying our Secretary, in writing, at GoDaddy Inc., Attn: Corporate Secretary, 14455 N. Hayden Road, Scottsdale, Arizona 85260, or (iv) completing a written ballot at the Annual Meeting. Proxies which have already been submitted, and which are not subsequently revoked or changed as described above, will be voted at the Annual Meeting as indicated. Detailed information regarding voting procedures can be found in the Proxy Statement.
Except as described in this Supplement, the information disclosed in the Proxy Statement continues to apply. To the extent that information in this Supplement differs from information disclosed in the Proxy Statement, the information in this Supplement applies. The Proxy Statement, together with this Supplement, have been filed with the SEC and are also available on our website at https://aboutus.godaddy.net/investor-relations/financials. You may also obtain a copy of our 2016 annual report without charge by sending a written request to GoDaddy Inc., Attention: Investor Relations, 14455 N. Hayden Road, Scottsdale, Arizona 85260.